Ergovision, Inc., One Fairchild Court, Plainview, NY  11803
Phone: 516-349-1110 Fax: 516-349-9191

James J. Armenakis                                    March 16, 1999
65 Bleecker Street
New York, NY  10012

Dear Jim:

The following will constitute our Finders Agreement (the "Finders Agreement") between Ergovision, Inc. (the "Company") and James J. Armenakis (the "Armenakis").

1. Subject to the terms and conditions set forth herein, the Company hereby engages Armenakis on a non-exclusive basis to introduce the Company to persons and entities which may be interested in participating in a Financing as principal.

2. The Company shall pay Armenakis as compensation for his services rendered hereunder options to purchase 50,000 shares for a three year term in the Company for each $250,000 invested on an equity basis from persons or entities introduced by Armenakis to the Company on terms and conditions acceptable to the Company.

3. The exercise price of each 50,000 share stock option, or pro rata portion thereof, shall be the price received by the Company for its Common Stock on each equity investment as made in the Company. The Company and Armenakis have agreed that the first $1,500,000 of equity shall be at an excercise price of $1.00 per share, resulting in Armenakis receiving a stock option for 300,000 shares in the Company.

4. This Finders Agreement contains the entire understanding of the parties and supercedes all prior agreements and understanding between the parties hereto as to the subject matter hereof and may not be terminated unless in writing on 30 days written notice. No change, of any of the provisions hereof shall be binding unless in writing and signed by both parties. Armenakis is an independent contractor and shall bear all expenses in conducting the business under this Finders Agreement. Facsimile signatures of the undersigned parties will have the same force and effect as original signatures.

5. This Finders Agreement shall be governed by and construed in accordance with the laws of the State of New York.

If the foregoing is in accordance with your understanding of the Finders Agreement between us, will you kindly signify same by signing in the space provided below.

                                          Sincerely,

Agreed and Accepted                       ERGOVISION, INC.
as of the above date


/s/ James J. Armenakis                    /s/ Mark H. Levin
-----------------------                   ------------------------
James J. Armenakis                        Mark H. Levin, President